Exhibit 99.1

Analyst Contact:

investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

Inteliquent Announces Departure of CFO Kurt Abkemeier

Nationwide Search for Successor Initiated

CHICAGO, September 19, 2016 (GLOBE NEWSWIRE) - Inteliquent, Inc. (NASDAQ:IQNT), the nation’s premier voice and messaging interconnection partner for communications service providers of all types, announced today that Kurt Abkemeier has resigned as the Company’s Chief Financial Officer in order to pursue another career opportunity at a software company. Mr. Abkemeier’s last day with the Company is expected to be September 23, 2016.

“On behalf of Inteliquent, I would like to express our appreciation to Kurt Abkemeier for his steady hand and contributions to Inteliquent,” said Matt Carter, Chief Executive Officer and President. “We were fortunate to have him join us during a time of transition and provide us with his leadership from the CFO’s office. We wish him well in his future endeavors. We will now conduct a nationwide search for his successor. I am confident that this search will produce a candidate who can continue to lead us as we continue to transform our business into the next-generation telecom space featuring our Omni IQsm suite of services.”

About Inteliquent

Inteliquent is a premier interconnection partner for communication service providers of all types. As the nation’s highest quality provider of voice and messaging interconnection services, Inteliquent is used by nearly all national and regional wireless carriers, cable companies, and CLECs in the markets it serves, and its network carries approximately 19 billion minutes of traffic per month. With the recent launch of its Omni IQ solution, Inteliquent is now also fully dedicated to supporting the growing market of next generation service providers. Please visit Inteliquent’s website at WWW.INTELIQUENT.COM and follow us on Twitter @Inteliquent.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,”

“estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: our ability to identify and successfully attract a highly qualified successor to our Chief Financial Officer and his or her future performance; the length of time required to complete an executive search; cooperation by key parties during the Chief Financial Officer transition process; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2015, as such Risk Factors have been updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

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